UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

                                                                                      WEBCO INDUSTRIES, INC.

(Name of Issuer)

                                                                                    Common Stock, $.01 par value

(Title of Class of Securities)

                                                                                                    947621108

(CUSIP Number)

                                                                                                   December 22, 2000

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                [   ] Rule 13d-1(b)

                [X] Rule 13d-1(c)

               [   ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 947621108                                              13G                                               Page 2 of 5
______________________________________________________________________________
1  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Prescott Group Aggressive Small Cap, L.P.
           EIN: 73-1414533
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a) [   ]

          (b) [   ]
________________________________________________________________________________
3  SEC USE ONLY

_________________________________________________________________________________
4  CITIZENSHIP OR PLACE OF ORGANIZATION

           State of Oklahoma
_________________________________________________________________________________

       NUMBER OF           5  SOLE VOTING POWER

           SHARES                             407,300
                                          ____________________________________________________________
    BENEFICIALLY          6  SHARED VOTING POWER
      OWNED BY                                -0-
                                           ___________________________________________________________
           EACH                    7  SOLE DISPOSITIVE POWER

     REPORTING                             407,300
                                           ___________________________________________________________
        PERSON                   8  SHARED DISPOSITIVE POWER

          WITH                                         -0-
________________________________________________________________________________
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          407,300
________________________________________________________________________________
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]

________________________________________________________________________________
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.76%
________________________________________________________________________________
12 TYPE OF REPORTING PERSON

          PN
________________________________________________________________________________

CUSIP NO. 947621108                                   13G                                                              Page 3 of 5
_________________________________________________________________________________

Item 1.  (a)  Name of Issuer:

                   WEBCO INDUSTRIES, INC.

             (b)  Address of Issuer's Principal Executive Offices:

                    9101 West 21st Street
                    Sand Springs, Oklahoma 74063

Item 2.  (a)  Name of Persons Filing:

                   Prescott Group Aggressive Small Cap, L.P.

             (b)  Address of Principal Business Office:

                   1924 South Utica, Suite 1120
                   Tulsa, Oklahoma 74104-6529

             (c)  Citizenship:

                   Prescott Group Aggressive Small Cap, L.P. is an Oklahoma limited partnership

             (d)  Title of Class of Securities:

                   Common Stock, par value $.01

             (e)  CUSIP Number:

                    947621108

Item 3.  If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

             [   ]  Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
             [   ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
             [   ]  Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
             [   ]  Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
             [   ]  An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E).
             [   ]  An employee benefit plan or endowment fund in accordance with
                     Section 240.13d-1(b)(1)(ii)(F).
             [   ]  A parent holding company or control person in accordance with
                    Section 240.13d-1(b)(1)(ii)(G).
             [   ]  A savings association as defined in Section 3(b) of the Federal Deposit Insurance
                     Act (12 U.S.C. 1813);

CUSIP NO. 947621108                                      13G                                               Page 4 of 5

              [   ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
              [   ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

              Incorporated by reference to items (5) through (9) and (11) of the cover page pertaining to each Reporting Person.

Item 5.  Ownership of Five Percent or Less of a Class

             Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

             Not Applicable

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security Being
             Reported on By the Parent Holding Company.

             Not Applicable

Item 8.  Identification and Classification of Members of the Group.

             Not Applicable

Item 9.  Notice of Dissolution of Group.

            Not Applicable

Item 10. Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 947621108                                          13G                                                   Page 5 of 5

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                                              Prescott Group Aggressive Small Cap, L.P.,
                                                                              an Oklahoma limited partnership

                                                                             By: Prescott Group Capital Management, L.L.C.,
                                                                                   General Partner

Dated: May 9, 2001                                              By    /s/ Phil Frohlich
                                                                                                      Phil Frohlich, Manager